Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120377, No. 333-97537, No. 333-97533, No. 33-96582, No. 33-96580, No. 333-34509 and No. 333-91591 of Canterbury Park Holding Corporation on Form S-8 of our report dated March 27, 2007 relating to the consolidated financial statements of Canterbury Park Holding Corporation which report expressed an unqualified opinion and included an explanatory paragraph relating to Canterbury Park Holding Corporation’s change in method of accounting for stock-based compensation as discussed in Notes 1 and 5 appearing in this Annual Report on Form 10-K of Canterbury Park Holding Corporation for the year ended December 31, 2006.

Deloitte & Touche LLP

Minneapolis, Minnesota
March 27, 2007